Exhibit 99.1

News Release
Patti S. Hart Joins International Game Technology Board of Directors
(Las Vegas, Nevada, June 21, 2006) — International Game Technology (NYSE: IGT) announced today that Patti S. Hart has accepted an offer to join its Board of Directors, effective June 15, 2006. The offer was approved at a recent board meeting in Las Vegas, subject to Hart’s acceptance.
     “I am very pleased that Patti Hart has joined our distinguished board,” said TJ Matthews, IGT CEO. “She brings a wealth of business experience and knowledge and will be a valuable addition and an asset for our future.”
     Hart was most recently the chairman and CEO of Pinnacle Systems; was chairman and CEO of Excite@Home; was the chairman, president, CEO and board member of Telocity; and was employed by Sprint Corporation, where her final position was as president and COO of Sprint’s Long Distance Division.
     She is also a member of the boards of directors of Korn Ferry International and Spansion Inc. and is a former member of the boards of directors of Plantronics, Inc., Vantive Corporation, EarthLink, Inc., Mariner Networks, Pinnacle Systems, Inc., and Premisys Corporation.
     Hart received a bachelor of science in marketing and economics from Illinois State University.
International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.
CONTACT: Patrick Cavanaugh, Executive Director, Investor Relations of
International Game Technology, 866-296-4232
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